WILSON BANK HOLDING COMPANY

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into this ___ day of ________, 20__ by and between Wilson Bank Holding Company, a Tennessee corporation (the “Company”), and [___] (the “Grantee”). Capitalized terms used but not defined in this Wilson Bank Holding Company Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

Section 1. Restricted Share Unit Award.

(a) Grant of Restricted Units. The Company hereby grants to the Grantee, subject to the terms and conditions set forth in this Agreement and in the Plan, [___] Restricted Share Units (the “Restricted Units”) (subject to adjustment under Section 4.2 of the Plan). The Grantee’s rights with respect to the Restricted Units shall remain forfeitable at all times prior to the vesting and settlement of the Restricted Units pursuant to this Agreement. A bookkeeping account will be maintained by the Company to keep track of the Restricted Units and any Dividend Equivalents that may accrue as provided in Section 2.

(b) Lapse of Restrictions. Subject to Sections 3 and 6 hereof, the restrictions associated with the Restricted Units granted pursuant to Section 1(a) hereof shall lapse at such times (each, a “Vesting Date”) and in the amounts set forth below:

Percentage Vested	Date of Vesting	Shares Vested

Pursuant to the terms of Section 1(c) of this Agreement, the Company shall issue to the Grantee one share of the Company’s common stock, $2.00 par value per share (the “Common Stock”), for each Restricted Unit that is earned by the Grantee pursuant to the terms of this Agreement.

(c) Settlement of Restricted Units. Except in the event of earlier vesting pursuant to Section 3 or 6 of this Agreement, on a Vesting Date, or if a Vesting Date is not a business day, on the next business day following such Vesting Date, the Company shall issue, or cause the Company’s stock transfer agent to issue, in the name of the Grantee, a stock certificate, or, in lieu of such a certificate, record an electronic book entry position, representing the number of shares of Common Stock into which the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) are to be settled in accordance with this Agreement. Each date that shares of Common Stock issuable in settlement of Restricted Units awarded hereunder are issued to the Grantee (including, any date earlier than a Vesting Date pursuant to Section 3 or Section 6) is referred to herein as a “Settlement Date”. Until shares of the Company’s Common Stock are delivered to the Grantee in settlement of the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) on a Settlement Date, the Grantee shall have none of the rights of a shareholder of the Company with respect to such shares of the Company’s Common Stock issuable in settlement of the Restricted Units (and any additional Restricted Units, issued pursuant to Section 2 of this Agreement, if any), including the right to vote such shares. The Grantee’s rights with respect to distributions or dividends declared or paid on the Common Stock prior to the issuance of the shares of Common Stock in accordance with this Section 1(c) are set forth in Section 2 of this Agreement.

Section 2. Dividend Equivalents and Dividends.

(a) Crediting of Dividend Equivalents on Restricted Units. Subject to this Section 2, from the date hereof through each Settlement Date, dividend equivalents (“Dividend Equivalents”) shall be credited on the Grantee’s Restricted Units (other than Restricted Units that, at the relevant record date, previously have been settled in shares of the Company’s Common Stock or forfeited) as follows:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of cash, then the Grantee shall be credited, as of the payment date for such dividend or distribution, with an amount equal to (A) the amount of such dividend on each outstanding share of Common Stock, multiplied by (B) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of property other than Common Stock, then a number of additional Restricted Units shall be credited to the Grantee as of the payment date for such dividend or distribution equal to (A) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution multiplied by (B) the fair market value (as determined by the Compensation Committee) of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (C) the Fair Market Value of a share of the Company’s Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of additional shares of Common Stock, then a number of additional Restricted Units shall be credited to the Grantee as of the payment date for such dividend or distribution or forward split equal to (A) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution, multiplied by (B) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) Adjustment of Dividend Equivalents on Restricted Units. If any Restricted Unit granted under this Agreement is not earned (or is otherwise forfeited) for any reason, any dividend or distribution previously credited with respect to such Restricted Unit, whether in the form of cash, property or additional Restricted Units, shall be forfeited on the date on which the underlying Restricted Units are forfeited.

(c) Payment of Dividend Equivalents on Restricted Units. Any cash, property or additional Restricted Units credited to the Grantee under Sections 3(a)(i), (ii) or (iii) of this Agreement prior to a Settlement Date shall be accrued (without interest and earnings) rather than paid to the Grantee when such dividend or distribution is paid. On a Settlement Date, the Company shall pay to the Grantee any cash, property or shares of Common Stock accrued in respect of dividends or distributions on the Restricted Units that are so settled on such Settlement Date.

Section 3. Termination/Change of Status. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates for any reason, other than death, Disability or Retirement, all Restricted Units for which the forfeiture restrictions have not lapsed prior to the termination of the Grantee’s employment shall be forfeited effective immediately following the termination of Grantee’s employment, and Grantee shall have no further rights with respect to such Restricted Units or shares of the Company’s Common Stock that may have been issuable in settlement of such forfeited Restricted Units. In the event that the Grantee’s employment terminates by reason of death, Disability or Retirement, all Restricted Units shall be deemed vested and the restrictions under the Plan and this Agreement with respect to the Restricted Units, including the restriction on transfer set forth in Section 4 hereof, shall automatically expire and shall be of no further force or effect immediately following the termination of Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company). Promptly following the date that the Grantee’s employment terminates as a result of death, Disability or Retirement, the Company shall issue, or cause the Company’s transfer agent to issue, in the name of the Grantee, a stock certificate, or, in lieu of such a certificate, record an electronic book entry position, representing the number of shares of the Company’s Common Stock into which the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) are to be settled. Such shares shall be issued to the Grantee not later than the 30th day following the date that the Grantee’s employment terminates with the Company (or any Subsidiary or Affiliate of the Company); provided, however, that any shares of the Company’s Common Stock issuable to the Grantee on account of the acceleration of the vesting of any Restricted Units in connection with the termination of the Grantee’s employment (or any Subsidiary or Affiliate of the Company) by reason of Retirement shall not be issued to the Grantee until the next business day following the date that is six months following the date the Grantee’s employment terminated if such a delay is necessary to avoid the imposition of any additional tax on the Grantee under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, “Retirement” for purposes of this Agreement means the Grantee’s resignation after completing thirty (30) years of service with the Company, or any Subsidiary thereof, or after attaining sixty-five (65) years of age and completing twenty (20) years of service with the Company or any Subsidiary thereof.

Section 4. No Transfer or Pledge of Units. The Restricted Units issued hereunder may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the Grantee, except by will or by the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Restricted Units subject to all terms and conditions that were applicable to the Grantee immediately prior to such transfer.

Section 5. Withholding of Taxes. Upon the issuance of shares of the Company’s Common Stock upon settlement of any or all of the Restricted Units (including any Dividend Equivalents related thereto) pursuant to Section 1(c) or Section 2, or other taxable event related to the Restricted Units, the Grantee shall remit to the Company the amount necessary to satisfy the Withholding Tax Obligations (as defined below) subject to which such issuance is conditioned. The payment shall be made in cash or, at the election of the Grantee, by means of: (i) the delivery of such shares of the Company’s Common Stock previously owned by the Grantee, subject to applicable legal requirements and held for the requisite period of time as may be required to avoid the Company incurring any adverse accounting charge; (ii) a reduction in the number of shares of the Company’s Common Stock otherwise deliverable upon settlement of the Restricted Units or of other amounts otherwise payable to the Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii). The value of any shares of the Company’s Common Stock delivered or withheld as payment in respect of the Withholding Tax Obligations (in whole or in part) shall be determined by reference to the Fair Market Value of such shares as of the date of such withholding or delivery, or to such other measure allowed by the Plan and determined by the Committee. For purposes hereof, the “Withholding Tax Obligations” means the amount necessary to satisfy U.S. federal, state, local or non-U.S. withholding tax requirements, if any, by application of the minimum statutory withholding rates, in connection with the issuance of the Company’s Common Stock or other property in settlement of all or a portion of the Restricted Units or with the vesting or such other applicable event related to such Restricted Units. The Company shall have the right to deduct from any payment of cash (whether or not related to the settlement of the Restricted Units, including without limitation, salary payments) to the Grantee an amount as shall be reasonably required to satisfy the required Withholding Tax Obligations to the extent not otherwise satisfied for any reason, including where shares of the Company’s Common Stock are not otherwise deliverable to the Grantee at the time the Withholding Tax Obligations arise.

Section 6. Change in Control. Upon the occurrence of a Change in Control, then all then unvested and outstanding Restricted Units shall vest immediately prior to the consummation of such Change in Control. The Grantee shall be entitled to receive, immediately prior to the consummation of the Change in Control, in settlement of such Restricted Units a like number of shares of the Company’s Common Stock, together with such number of shares of the Company’s Common Stock as are issuable to the Grantee in settlement of Restricted Units already earned by the Grantee and payment of any amounts, whether in shares of Common Stock, cash or other property, owed to the Grantee with respect to any Dividend Equivalents.

Section 7. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company)

may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

Section 8. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 9. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Units (including any shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the settlement of the Restricted Units (including any shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) hereunder in connection with the Grantee’s termination of employment with the Company (or any Subsidiary or Affiliate of the Company) does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then (a) such settlement shall not occur unless Grantee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations and (b) if Grantee is a “specified employee” at such time for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of any portion of the Restricted Units or shares of Common Stock (or shares of Common Stock, cash or property issued in settlement of any Dividend Equivalents) to which Grantee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Restricted Units or shares of Common Stock (or shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) shall not be paid to Grantee prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Grantee’s “separation from service” with the Company (or any Subsidiary or Affiliate of the Company) or (y) the date of Grantee’s death. Upon the earlier of such dates, settlement of the Restricted Units (including any shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) shall occur as otherwise provided in this Agreement. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.

Section 10. Reservation of Shares. At all times during the term of this Agreement, the Company shall use its best efforts to reserve and keep available such number of shares of the Company’s Common Stock as shall be sufficient to satisfy the requirements of this Agreement.

Section 11. Miscellaneous.

11.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted

Unit and the shares of Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Unit or the shares of Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.

11.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

11.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

11.4 Compliance With Laws and Regulations. The award of Restricted Units (and, if issued in settlement of Restricted Units, shares of the Company’s Common Stock) evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required.

11.5 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee’s last known address provided by the Grantee to the Company.

11.6 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee’s rights under this Agreement and such change is not to the Grantee’s benefit.

11.7 Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

11.8 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

Section 12. Restrictive Covenants.

12.1 Non-Competition. The Grantee agrees that during the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company

(or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company), within the Area, either directly or indirectly, on the Grantee’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Grantee provided for the Company or any Subsidiary or Affiliate of the Company. “Area” for purposes of this Agreement shall mean any county where the Company or any Subsidiary or Affiliate of the Company has an office as of the date that the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) terminates. “Competing Business” for purposes of this Agreement shall mean any entity (other than the Company or any Subsidiary of Affiliate of the Company) that is conducting business that is the same or substantially the same as the business of the Company or any Subsidiary or Affiliate of the Company, which the parties hereto agree is the business of commercial and consumer banking.

12.2 Non-Solicitation of Customers. The Grantee agrees that during the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s or any of its Subsidiaries’ or Affiliate’s customers, including prospective customers actively sought by the Company or any Subsidiary or Affiliate of the Company, with whom the Grantee has or had material contact during the last one (1) year of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), for purposes of providing products or services that are competitive with those provided by the Company or any Subsidiary or Affiliate of the Company.

12.3 Non-Solicitation of Employees. The Grantee agrees that during the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company or any Subsidiary or Affiliate of the Company that was an employee of the Company or any Subsidiary or Affiliate of the Company within the one (1) year period prior to the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), whether or not such employee is a full-time employee or a temporary employee of the Company or any Subsidiary or Affiliate of the Company, such employment is pursuant to written agreement, for a determined period, or at will.

12.4 Impact of Change in Control. In the event that a Change in Control occurs prior to the termination of the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company), this Section 12 shall be void and of no further force and effect from and after the Change in Control.

12.5 Recovery of Attorneys’ Fees. In the event the Grantee breaches any provision of this Section 12, the Company shall be entitled to recover from the Grantee the reasonable costs incurred in preventing or remedying such breach, including but not limited to attorneys’ fees.

12.6 Reduced Scope. If any court or other decision-maker of competent jurisdiction determines that any of the Grantee’s covenants contained in Section 12 of this Agreement is unenforceable because of the duration or scope of such provision, then, after such determination has become final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

12.7 Breach of Restrictive Covenants. The Grantee acknowledges and agrees that any breach by the Grantee of any of the provisions of this Section 12 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if the Grantee breaches, or threatens to commit a breach of, any of the Restrictive Covenants set forth in Sections 12.1, 12.2 and 12.3, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants set forth in Sections 12.1, 12.2 and 12.3 specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Grantee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to have the period of time of any such Restrictive Covenant set forth in Sections 12.1, 12.2 and 12.3 extended by the amount of time equivalent to the time that accrues from the earlier of: (A) the Grantee’s first breach of such Restrictive Covenants or (B) the date of the Grantee’s termination of employment with the Company (or any Subsidiary or Affiliate of the Company), until the later of: (I) the date the Grantee ceases breaching such Restrictive Covenants; or (II) the date a court of proper jurisdiction issues a judgment finding that the Grantee has breached such Restrictive Covenants.

12.8 Venue; right to Jury Trial. The Grantee and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out of this Agreement. THE GRANTEE HEREBY EXPRESSLY WAIVES THE GRANTEE’S RIGHT TO A JURY TRIAL IN ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.9 Disclosure of Restrictive Covenants. Should the Grantee’s employment with the Company (or any Subsidiary or Affiliate of the Company) terminate, and should the Grantee thereafter seek new employment, the Grantee agrees to disclose the existence of this

Section 12 to any prospective employer engaged in a Competing Business. The Grantee further agrees that if the Grantee obtains new employment, the Company may notify the Grantee’s new employer(s) of the Grantee’s obligations under Section 12 of this Agreement. The Grantee further agrees to notify the Company if the Grantee engages in any conduct that would constitute a potential breach of the terms of Section 12 of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Agreement to be duly executed effective as of the day and year first above written.

WILSON BANK HOLDING COMPANY:

By:

Name:

Title:

GRANTEE:

By:

Name:

Please check this box □ to acknowledge that you have read this Agreement, including, without limitation, Section 12 hereof, agree to be bound by the terms of this Agreement, including, without limitation, Section 12 hereof, and accept the Restricted Stock Units granted hereunder.